UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 27, 2017

NET SAVINGS LINK, INC./DE

(Exact name of registrant as specified in its charter)

Colorado	000-53346	82-1337551
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2374 Route 390 P.O. Box 609
Mountainhome, PA	18342
(Address of principal executive offices)	(Zip Code)

(917) 770-8588

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events.

On April 28, 2017, the Board of Directors of Net Savings Link, Inc. and its principal stockholder, holding a majority of the voting power, formally approved an amendment to the Company’s articles of incorporation, decreasing the Company’s authorized shares of common stock from 10,000,000,000 shares with a par value of $0.001 per share to 6,000,000,000 shares with a par value of $0.001 .

On October 27, 2017, the Company’s transfer agent, Pacific Stock Transfer, officially approved the reduction of the Company’s authorized shares of common stock from 10,000,000,000 shares with a par value of $0.001 per share to 6,000,000,000 shares with a par value of $0.001 and verified this with the Company and its shareholders.

On November 7, 2017, the Company signed a Corporate Partnership Agreement with Panthera USA. The agreement is a co-branding and co-marketing agreement, which will promote the Company’s exclusive Tiger Hemp Beer brand worldwide and the conservation activities of Panthera. Panthera is the only organization in the world that is devoted exclusively to the conservation of the world’s 40 wild cat species and their ecosystems.

On November 10, 2017, the Company appointed the Blue Candy Brewery Ltd. its exclusive licensee in P.R. China for the Company’s exclusive Tiger Hemp Beer brand. The Blue Candy Brewery is located in Qu Jing City, Yunnan Province in P.R. China and has been in operation since 2012. The Blue Candy Brewery presently has 134 employees and an annual production capacity of 30,000 kiloliters. Due to overwhelming demand and the anticipation of the launch of Tiger Hemp Beer, construction began on a new, state-of-the-art brewery in August 2017 and expects to be completed well before the Chinese New Year. The new brewery will have an annual production capacity of 100,000 kiloliters. Mr. De Fu Cao, Head of Operations for the Blue Candy Brewery, was appointed Chief Operating Officer of the Company’s Hemp Beer operations in P.R. China on November 2, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 14, 2017

NET SAVINGS LINK, INC.

/s/ James Tilton
James Tilton, Chief Executive Officer